Exhibit 99

Angeion Corporation
7601 Northland Drive
Minneapolis, Minnesota 55428-1088
USA
Telephone:  612/315-2000
Facsimile:    612/315-2059




FOR IMMEDIATE RELEASE
CONTACT: Jim Hickey, Angeion President & CEO
                  Brenda Roth, media
                  612/315-2000

 ANGEION COMPLETES ACQUISITION OF MEDICAL GRAPHICS CORPORATION

MINNEAPOLIS (December 21, 1999) -- Angeion Corporation (Nasdaq:ANGN) announced today that it has completed its previously announced acquisition of Medical Graphics Corporation (Nasdaq: MGCC), a developer and manufacturer of cardiopulmonary products, by acquiring all of the outstanding shares of Medical Graphics for $2.15 per share for a total of approximately $16.2 million. Medical Graphics will become a wholly-owned subsidiary of Angeion and will continue to operate its current business and utilize its infrastructure, technology and customer base as a platform from which to implement growth strategies in the cardiopulmonary market. Medical Graphics shareholders approved the transaction at a shareholders meeting earlier today.

         On January 3, 2000, Richard E. Jahnke, President and Chief Executive Officer of Medical Graphics, will become President and CEO of Angeion Corporation. James B. Hickey, Jr., President and CEO of Angeion since July 1998, will continue to serve as a director on Angeion's Board of Directors.

         "We are pleased to complete this acquisition," said James B. Hickey, Jr., Angeion's President and CEO. "Angeion will begin to apply its resources to building a stronger cardiorespiratory company with broader information technology applications."

         Richard E. Jahnke has served as President and Chief Executive Officer of Medical Graphics since August 1998. Prior to joining Medical Graphics, he served for five years as President and Chief Operating Officer at CNS, Inc., which develops and markets consumer health care products.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties. Actual results may differ materially depending on a variety of factors, including, but not limited to the following: approval of the Sanofi-Synthelabo agreement and the Medtronic agreement by the shareholders and senior note holders of Angeion; satisfaction of certain other conditions to the closing of the transactions contemplated by the Sanofi-Synthelabo agreement; the costs to support the Company's ongoing operations and to provide customer support for the Company's products; the demand for and cost of supplying the Company's products; the costs associated with refocusing the Company's business; the ability of the Company to identify and successfully pursue business opportunities; and continued listing on the Nasdaq National Market. Additional information with respect to the risks and uncertainties faced by the Company may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission on March 31, 1999, and the Company's other periodic filings with the SEC, copies of which are available upon request.

                                      -End-